Exhibit 99.1

      GSI Commerce Reports Fiscal 2004 First Quarter Operating Results; Company Achieves Record First Quarter Net Revenues and Reduces Net Loss

    KING OF PRUSSIA, Pa., April 28 /PRNewswire-FirstCall/ -- GSI Commerce Inc. (Nasdaq: GSIC) today announced that for its first fiscal quarter ended April 3, 2004, the company increased its net revenues 36 percent to $66.3 million and reported a net loss of $4.0 million, or $0.10 per share, decreasing the company's net loss by $1.5 million, or $0.04 per share, compared to last year's first fiscal quarter. For the same comparable periods, adjusted EBITDA, a non-GAAP financial measure, improved by approximately $1.8 million to a loss of $1.1 million, and net merchandise sales, also a non-GAAP financial measure, rose 59 percent to $85.9 million. Definitions of the non-GAAP financial measures, adjusted EBITDA and net merchandise sales, and a discussion of why the company uses these measures, appear later in this news release.

    Net Revenues and Net Merchandise Sales

    Net revenues were $66.3 million for the first quarter of fiscal 2004, which was a 36 percent increase compared to net revenues of $48.9 million for the first quarter of fiscal 2003.

    Net revenues from product sales generated by the company's sporting goods category were $33.5 million for the first quarter of fiscal 2004, which was a 37 percent increase compared to $24.4 million for the first quarter of fiscal 2003. Net revenues from product sales generated by the company's other merchandise categories were $23.3 million for the first quarter of fiscal 2004, which was an 18 percent increase compared to $19.8 million for the first quarter of fiscal 2003.

    Service fee revenues increased 100 percent to $9.4 million in the first quarter of fiscal 2004 compared to $4.7 million in the first quarter of fiscal 2003.

    Net merchandise sales were $85.9 million for the first quarter of fiscal 2004, a 59 percent increase compared to net merchandise sales of $54.2 million for the first quarter of fiscal 2003. Net merchandise sales represent the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not the company is the seller of the merchandise or records the full amount of such sales on its financial statements.

    Net merchandise sales from the sporting goods category increased 44 percent in the first quarter of fiscal 2004 to $35.1 million compared to $24.4 million in the first quarter of fiscal 2003. Net merchandise sales from the company's other merchandise categories increased 71 percent in the first quarter of fiscal 2004 to $50.8 million from $29.8 million in the first quarter of fiscal 2003. Net merchandise sales and net revenues from product sales for the company's other merchandise categories included $735,000 and $8,000 for the first quarter of fiscal 2003 and first quarter of fiscal 2004, respectively, related to the jewelry business of Ashford.com, which the company sold in December 2002.

    Net Loss, EPS and Adjusted EBITDA

    The company had a net loss of $4.0 million for the first quarter of fiscal 2004, which was an improvement of approximately $1.5 million compared to the net loss of $5.5 million for the first quarter of fiscal 2003.

    The company showed a $0.04 per share improvement with a net loss per share of $0.10 for the first quarter of fiscal 2004 compared to net loss per share of $0.14 for the first quarter of fiscal 2003.

    The company showed a $1.8 million improvement in adjusted EBITDA, with an adjusted EBITDA loss of $1.1 million in the first quarter of fiscal 2004 versus an adjusted EBITDA loss of $2.9 million in the first quarter of fiscal 2003. Adjusted EBITDA represents earnings (or losses) before interest income/expense, taxes, depreciation, amortization, and stock-based compensation.

    Gross Profit and Operating Expenses

    The company's gross profit improved 45 percent with $24.8 million in the first quarter of fiscal 2004 compared to a gross profit of $17.0 million in the first quarter of fiscal 2003. Gross margin improved to 37.4 percent for the first quarter of fiscal 2004 from 34.8 percent in the first quarter of fiscal 2003, an increase of 260 basis points.

    Total operating expenses were $29.1 million for the first quarter of fiscal 2004, an increase of 27 percent compared to $22.9 million for the first quarter of fiscal 2003. Total operating expenses, as a percentage of net revenues, decreased to 44 percent in the first quarter of fiscal 2004 compared to 47 percent in the first quarter of fiscal 2003.

    In addition, total operating expenses of $29.1 million, as a percentage of net merchandise sales of $85.9 million, decreased to 34 percent in the first quarter of fiscal 2004 compared to total operating expenses of $22.9 million, as a percentage of net merchandise sales of $54.2 million, which was 42 percent in the first quarter of fiscal 2003.

    Balance Sheet

    The company's cash, cash equivalents, short-term investments and marketable securities at the end of fiscal 2004's first quarter were $51.9 million compared to $69.5 million at fiscal 2003 year end, a decrease of $17.6 million, which was attributable to the expected seasonality of working capital. Cash, cash equivalents, short-term investments and marketable securities at the end of fiscal 2004's first quarter increased $623,000 compared to the $51.9 million at the end of fiscal 2003's first quarter.

    The company's inventory at the end of fiscal 2004's first quarter was $21.1 million compared to $22.9 million at fiscal 2003 year end, a decrease of $1.9 million. Comparing inventory at the end of fiscal 2004's first quarter to the end of fiscal 2003's first quarter, inventory decreased $4.0 million to $21.1 million from $25.1 million.

    Management's Commentary

    "GSI Commerce had an excellent first quarter of fiscal 2004," said Michael Rubin, chairman and CEO of GSI Commerce. "We generated substantial revenue growth and added meaningful improvement to the bottom line. The revenue growth exceeded our guidance, and we delivered bottom-line results that came in at the high-end of our guidance, as we continued to focus strategically on investing to build a foundation for the planned growth of our business. We remain confident in our financial outlook for the year and, more importantly, with our long-term prospects."

    Highlights since Feb. 18, 2004

    -- Liz Claiborne Inc. launched its new e-commerce store at
       www.LizClaiborne.com on the GSI Commerce e-commerce platform.
    -- MLB Advanced Media, LP (MLBAM), the interactive media and Internet company of Major League Baseball, launched its new e-commerce store located at shop.mlb.com, on the GSI Commerce e-commerce platform.
    -- GSI Commerce has partnered with Wilsons Leather Direct, Inc., the e-commerce arm of Wilsons The Leather Experts Inc. (Nasdaq: WLSN), the leading specialty retailer of leather outerwear, accessories and apparel in the United States, to provide a single-sourced, e-commerce solution for the Wilsons Leather online store.
    -- James Flanagan, an HR executive with more than 18 years' experience, was hired to fill the company's newly created post of senior vice president of human resources. Flanagan's leadership will support the company's evolving growth, which will require the company to invest in attracting, developing, rewarding and retaining the industry's top talent.

    Fiscal 2004 Second Quarter and Annual Financial Guidance

    The following forward-looking statements reflect GSI Commerce's expectations as of April 28, 2004. GSI Commerce provides guidance for its business based only on signed agreements. Given the potential changes in general economic conditions and consumer spending, the emerging nature of e-commerce, and various other risk factors discussed below, actual results may differ materially.

    The company provides the following guidance for fiscal 2004 second quarter:

    -- Net revenues are expected to be in the range of $63 million to $67 million.
    -- Net merchandise sales are expected to be in the range of $90 million to $94 million.
    -- Net loss is expected to be in the range of $3 million to $4 million. -- Adjusted EBITDA is expected to be in the range of a loss of $500,000 to an adjusted EBITDA profit of $500,000.

    The company also raised its guidance for fiscal 2004:

    -- Net revenues are expected to be in the range of $300 million to $320 million.
    -- Net merchandise sales are expected to be in the range of $440 million to $460 million.
    -- Net income is expected to be in the range of $0 to $2 million.
    -- Adjusted EBITDA is expected to be in the range of $13.5 million to $15 million.

    Non-GAAP Financial Measures

    This press release contains adjusted EBITDA, net merchandise sales and certain ratios that use net merchandise sales. GSI Commerce uses adjusted EBITDA as a means to evaluate its performance period to period without taking into account certain expenses, particularly stock-based compensation expense, which may fluctuate materially due to fluctuations in the price of GSI Commerce's common stock both on a quarterly and annual basis, and does not consistently reflect GSI Commerce's results from its core business activities. GSI Commerce also uses net merchandise sales as a metric for operating its business. Variable costs such as fulfillment and customer service labor expense, order processing costs such as credit card and bank processing fees and business management costs such as marketing department staffing levels are related to the amount of sales made through GSI Commerce's platform, whether or not GSI Commerce records the revenue from such sales. GSI Commerce believes that investors will have a more thorough understanding of its historical expenses and expense trends if they have visibility to both GAAP net revenue as well as the non-GAAP financial measure net merchandise sales and the percentages that such expenses bear to net revenues and net merchandise sales. These financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These financial measures included in this press release have been reconciled to the nearest GAAP measure as is required under SEC rules.

    First Quarter Conference Call

    GSI Commerce has scheduled a conference call on April 28 at 4:45 p.m. EDT to discuss the company's fiscal 2004 first quarter results and expectations for future performance. For access to the conference call, please call the toll-free conference number, 1-888-928-9510, by 4:30 p.m. EDT. The conference password is "commerce" and the leader's name is "Michael Rubin." Alternatively, to listen to the call live on the Web, go to the GSI Commerce Web site, www.gsicommerce.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:30 p.m. EDT) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, a telephone replay of the conference call will be available one hour after the completion of the call and remain available through May 12.

    About GSI Commerce

    GSI Commerce provides an e-commerce solution enabling retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. The company's e-commerce solution includes Web site design, e-commerce technology, managed hosting, order fulfillment, customer service, merchandising and order management, online merchandising, customer relationship management, content development and online marketing. The company operates either all or a portion of the e-commerce businesses for more than 40 partners.

    Forward-Looking Statements

    All statements made in this release and to be made in GSI Commerce's fiscal 2004 first quarter conference call, including those in the tape recording, live audio and live Webcast of the call, other than statements of historical fact, are or will be forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "should," "guidance," "potential," "continue," "project," "forecast," "confident," "prospects," and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce and the industries and markets in which GSI Commerce operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce's business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce and its partners operate, changes affecting the Internet and e-commerce, the ability of GSI Commerce to develop and maintain relationships with strategic partners and suppliers, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, the ability of GSI Commerce to successfully integrate its acquisitions of other businesses, if any, and the performance of acquired businesses. More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the Securities and Exchange Commission. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by GSI Commerce.


                       GSI COMMERCE, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)


                                                  January 3,         April 3,
                                                     2004              2004

                                     ASSETS
    Current assets:
         Cash and cash equivalents                 $57,558           $35,813
         Marketable securities                      11,912            16,096
         Accounts receivable, net of
          allowance of $709 and $666,
          respectively                               4,898             7,768
         Inventory                                  22,910            21,063
         Current portion - notes
          receivable                                 1,377             1,385
         Prepaid expenses and other
          current assets                             1,848             1,927
              Total current assets                 100,503            84,052

    Property and equipment, net                     44,840            44,643
    Goodwill, net                                   13,453            13,453
    Notes receivable                                 2,356             2,168
    Other equity investments                         2,159             2,159
    Other assets, net of accumulated
     amortization of $2,644 and $3,012,
     respectively                                   12,272            11,868
              Total assets                        $175,583          $158,343

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
         Accounts payable                          $27,677           $17,995
         Accrued expenses and other                 22,538            19,636
         Deferred revenue                           14,998            13,225
              Total current liabilities             65,213            50,856

    Mandatorily redeemable preferred
     stock, Series A, $0.01 par value,
     10,000 shares authorized; 0 shares
     issued and outstanding as of
     January 3, 2004 and April 3,
     2004, respectively                                  -                 -

    Commitments and contingencies

    Stockholders' equity:
      Preferred stock, $0.01 par
       value, 4,990,000 shares
       authorized; 0 shares issued and
       outstanding as of January 3, 2004
       and April 3, 2004, respectively                   -                 -
      Common stock, $0.01 par value,
       90,000,000 shares authorized;
       40,781,036 and 40,974,462 shares
       issued as of January 3, 2004 and
       April 3, 2004, respectively;
       40,779,826 and 40,973,252
       shares outstanding as of
       January 3, 2004 and April 3, 2004,
       respectively                                    408               410
      Additional paid in capital                   287,571           288,739
      Accumulated other comprehensive loss               -               (25)
         Accumulated deficit                      (177,609)         (181,637)
                                                   110,370           107,487
         Less: Treasury stock, at par                    -                 -
              Total stockholders' equity           110,370           107,487

              Total liabilities and
               stockholders' equity               $175,583          $158,343



                          GSI COMMERCE, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (In thousands, except per share data)
                                     (Unaudited)


                                                     Three Months Ended
                                                  March 29,         April 3,
                                                    2003              2004

    Revenues:
         Net revenues from product sales           $44,173           $56,878
         Service fee revenues                        4,706             9,390

              Net revenues                          48,879            66,268
    Cost of revenues from product sales             31,853            41,508

              Gross profit                          17,026            24,760

    Operating expenses:
         Sales and marketing, exclusive
          of $229 and $494 reported below
          as stock-based compensation,
          respectively                              13,124            17,449
         Product development, exclusive
          of $0 and $49 reported below
          as stock-based compensation,
          respectively                               3,699             4,483
         General and administrative,
          exclusive of $59 and $84
          reported below as stock-based
          compensation, respectively                 3,081             3,920
         Stock-based compensation                      288               627
         Depreciation and amortization               2,698             2,599

              Total operating expenses              22,890            29,078

    Other (income) expense:
         Interest income                              (381)             (290)

             Total other (income) expense             (381)             (290)

    Net loss                                       $(5,483)          $(4,028)

    Losses per share - basic and diluted:
         Net loss                                   $(0.14)           $(0.10)

    Weighted average shares outstanding:
         basic and diluted                          38,784            40,868



                          GSI COMMERCE, INC. AND SUBSIDIARIES
                         ADJUSTED EBITDA AND RECONCILIATION TO
                                     GAAP RESULTS
                                    (In thousands)
                                     (Unaudited)


                                                    Three Months Ended
                                                 March 29,         April 3,
                                                   2003              2004

    Adjusted EBITDA:
         Net loss excluding interest
          income and expense,
          taxes and charges for stock-
          based compensation
          and depreciation and
          amortization                           $(2,878)           $(1,092)


    Reconciliation of Adjusted EBITDA to
     GAAP results:
         Adjusted EBITDA                         $(2,878)           $(1,092)

         Interest expense                              -                  -
         Interest income                            (381)              (290)
         Taxes                                         -                  -
         Stock-based compensation                    288                627
         Depreciation and amortization             2,698              2,599

         Net loss                                $(5,483)           $(4,028)



                        GSI COMMERCE, INC. AND SUBSIDIARIES
                           NET MERCHANDISE SALES (1) AND
                          RECONCILIATION TO GAAP RESULTS
                               (Dollars in thousands)
                                   (Unaudited)


                                         Three Months Ended
                                        March 29,  April 3,    Variance
                                           2003     2004    Amount      %



    Net merchandise sales (1) - (a non-
     GAAP financial measure):
         Category:
              Sporting goods              $24,407  $35,086  $10,679    44%
              Other (2)                    29,769   50,801   21,032    71%
                Total net merchandise
                 sales (1) - (a non-
                 GAAP financial
                 measure)                 $54,176  $85,887  $31,711    59%

    Net revenues - (GAAP basis):
       Net revenues from product sales:
         Category:
              Sporting goods              $24,407  $33,538   $9,131    37%
              Other (2)                    19,766   23,340    3,574    18%

                   Total net revenues
                    from product sales     44,173   56,878   12,705    29%

       Service fee revenues                 4,706    9,390    4,684   100%

                   Total net revenues -
                    (GAAP basis)          $48,879  $66,268  $17,389    36%


    Reconciliation of net merchandise
     sales (1) to net revenues:
       Net merchandise sales (1) - (a
        non-GAAP financial measure):
         Category:
              Sporting goods              $24,407  $35,086  $10,679    44%
              Other (2)                    29,769   50,801   21,032    71%
                   Total net merchandise
                    sales (1) - (a non-
                    GAAP financial
                    measure)               54,176   85,887   31,711    59%
       Less:
        Sales by partners (3):
         Category:
              Sporting goods                    -   (1,548)  (1,548)    -
              Other                       (10,003) (27,461) (17,458)  175%

                   Total sales by
                    partners (3)          (10,003) (29,009) (19,006)  190%
       Add:
        Service fee revenues                4,706    9,390    4,684   100%

                   Net revenues - (GAAP
                    basis)                $48,879  $66,268  $17,389    36%

    (1) Net merchandise sales represents the retail value of all sales transactions, inclusive of freight charges and net of allowances for returns and discounts, which flow through the GSI Commerce platform, whether or not GSI Commerce is the seller of the merchandise or records the full amount of such sales on its financial statements.

    (2) The "Other" categories of both net merchandise sales and net revenues from product sales include $735,000 and $8,000 for the three-month periods ended March 29, 2003 and April 3, 2004, respectively, related to Ashford.com.

    (3) Represents the retail value of all product sales through the GSI Commerce platform where the inventory is owned by the partner and the partner is the seller of the merchandise. GSI Commerce records service fee revenues on these sales.

     Contacts:
     Media                               Investor
     Greg Ryan                           Michael Conn
     Director, Corporate Communications  Senior Vice President
     tel: 610-491-7294                   tel: 610-491-7002
     fax: 610-265-2866                   fax: 610-491-7302
     e-mail: ryang@gsicommerce.com       e-mail: connm@gsicommerce.com

SOURCE  GSI Commerce, Inc.
    -0-                             04/28/2004
    /CONTACT: Media: Greg Ryan, Director, Corporate Communications, +1-610-491-7294, fax: +1-610-265-2866, e-mail: ryang@gsicommerce.com; or
Investor: Michael Conn, Senior Vice President, +1-610-491-7002, fax:
+1-610-491-7302, e-mail: connm@gsicommerce.com, both of GSI Commerce/
    /Web site:  http://www.gsicommerce.com /
    (GSIC WLSN)

CO: GSI Commerce, Inc.; Wilsons Leather Direct, Inc.; Wilsons The Leather Experts Inc.
ST:  Pennsylvania
IN:  ECM CPR MLM REA
SU:  ERN ERP MAV CCA